EXHIBIT 99.1

The Science of Wireless Communications	NEWS RELEASE Atlanta, Georgia
March 15, 2006

Contact: Investor Relations
Phone: (770) 729-6510
E-mail:
investor.relations@ems-t.com
www.ems-t.com
EMS TECHNOLOGIES ANNOUNCES
STRONG FOURTH QUARTER AND FULL-YEAR RESULTS
ATLANTA — March 15, 2006 — EMS Technologies, Inc. (Nasdaq — ELMG) today reported solid earnings growth from continuing operations for both the fourth quarter and fiscal year of 2005 as compared with prior periods.
Fourth-quarter earnings from continuing operations were up 18% to $2.9 million or $.26 per share in 2005, compared with 2004 fourth-quarter earnings of $2.5 million or $.22 per share. Fourth-quarter revenues from continuing operations in 2005 were $83.9 million — 26% higher than the revenues of $66.8 million reported in 2004.
For the year, EMS earnings from continuing operations were up 29% to $9.4 million or $.84 per share in 2005, compared with 2004 earnings of $7.3 million or $.66 per share. Revenues from continuing operations for the year 2005 increased 26% to $310.0 million, compared with 2004 revenues of $246.5 million.
     Alfred G. Hansen, president and chief executive officer, commented, “EMS put together a strong year in 2005, with excellent growth in sales and profits. These financial results reflect the strength of our position in key wireless markets, as well as continued robust execution by each of the divisions — Defense & Space Systems, LXE, SATCOM and EMS Wireless — in our continuing operations. LXE, SATCOM and EMS Wireless all set new fourth-quarter and fiscal year revenue records.
•	“LXE extended to thirteen its string of consecutive quarters in which it has set a new sales record for the period and, with over $123M in 2005 revenues, this division achieved its fifth consecutive record year. Hardware revenues grew in both the Americas and international markets, with particularly strong sales of LXE’s Windows® CE-based vehicle-mount computers. Service continues to represent an important source of LXE’s revenue and a competitive differentiator. LXE once again received the Mobile Star Award™ from MobileVillage® for the best customer service in the mobile hardware category, the fourth year in a row that LXE has won this prestigious award.

•	“Defense & Space Systems (“D&SS”) enhanced its defense business during the quarter by starting efforts on a significant national security space communications program. D&SS also began new work on an advanced deployable shipboard countermeasures system. In addition, D&SS leveraged its seeker antenna technology to secure EMS’ role on a team competing to develop and produce a large quantity of
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precision strike weapons. D&SS’s commercial business results continued to benefit from a long-term supply agreement for antenna systems that deliver live television to four commercial airlines in the US, Canada, and Australia.

•	“EMS Wireless capped the year 2005 with $21.5 million in fourth quarter revenues, which pushed this division’s annual revenues past the $80 million mark for the first time. EMS Wireless’s dramatic sales growth in 2005 over 2004 was the result of major wireless service providers in the U.S. intensifying their efforts to expand their network coverage footprints. We enhanced our competitiveness in this strong market cycle with the very successful 2005 rollout of our new Cobra™ RET (Remote Electrical Tilt) antenna, which provides dynamic, customized coverage for changing traffic patterns or foliage, as well as location-specific coverage for large sports or performance events.

•	“SATCOM ‘s annual revenues in 2005 were a record $51.4 million, which was 29% higher than revenues for 2004. Contributions to this strong growth were led by our line of high-speed aeronautical products, particularly for military applications. In the fourth quarter of 2005, SATCOM won the Frost and Sullivan 2005 Command and Control Enabling Technology of the Year Award. The application that drew the attention of the award sponsors was our eNfusionTM Broadband technology in the airborne command and control system for the Army’s Blackhawk helicopters, which require broadband communications for command and control of operations on the ground and in the air. During the fourth quarter, we also introduced our new CNX cabin networking product, and the market reception appears strong based on initial orders.
     “In the fourth quarter of 2005, we completed the sale of our Space & Technology/Montreal division, and subsequent to the year-end (in the first quarter of 2006) we completed the sale of our SatNet division. These combined transactions complete the disposal of our assets held for sale, and should provide more than $30 million in sales proceeds principally for the reduction of debt. The Company reported a loss from these discontinued operations in 2005 of $20.2 million.
     “In addition, we completed a public offering of common stock soon after the end of 2005 that resulted in the issuance of 3,795,000 shares of common stock, including shares issued upon the exercise of the underwriters’ over-allotment option. This offering brought in more than $50 million to reduce debt far below the level reported at the end of 2005 and to build cash for strategic activities and other corporate purposes.
     “We are pleased with the favorable business developments in 2005 and subsequent to the year-end. Our most recent 2006 earnings guidance had been $1.05 to $1.15 per share from continuing operations, without giving effect to potential stock option expenses resulting from the adoption of Statement of Financial Accounting Standards No. 123R, or to dilution resulting from the Company’s stock offering. Based on our current forecast for the year and potential dilution resulting from the Company’s stock offering, our estimated earnings per share are now revised to
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a range of $.96 to $1.06. As was true in 2005, we expect that our 2006 earnings will be heavily weighted toward the last three quarters, but we also expect that our first quarter results will be a significant improvement over the first quarter of last year.

EMS Technologies, Inc. is a leading designer, manufacturer and marketer of advanced wireless communications products for diverse commercial, defense and government markets. We focus on the needs of the mobile information user and the increasing demand for wireless broadband communications.
The Company is headquartered in Atlanta, has approximately 1,200 workers worldwide, and has manufacturing facilities in Atlanta, Ottawa and Brazil.
The Company has four business units, each focusing on a different aspect of wireless communications, but all sharing a common foundation in broadband and other advanced wireless technologies:
•Defense & Space Systems: highly engineered hardware components and subsystems for defense electronics and sophisticated satellite applications;
• LXE: rugged mobile computers and wireless data networks used for logistics applications in warehouses and container ports;
• SATCOM: terminals and antennas that enable end-users in aircraft to communicate over satellite networks; vehicle-mounted and portable terminals and antennas that enable users in remote locations or on mobile platforms to maintain satellite-based communications; and equipment and emergency management products for use in satellite-aided search-and-rescue operations;
• EMS Wireless: wireless base station antennas and repeaters for PCS/cellular telecommunications.
There will be a conference call at 4:30 PM Eastern time on Wednesday, March 15, 2006, in which the Company’s management will discuss the financial results for the fourth quarter of 2005. If you would like to participate in this conference, please call 800-647-3898 (international callers use 641-297-7675) within approximately 10 minutes before the call is scheduled to begin. A taped replay of the conference call will also be available through Wednesday, March 22, 2006 by dialing 800-615-9956 (international callers use 973-854-2594).
Statements contained in this press release regarding the Company’s expectations for its financial results for 2006, and concerning the potential for various businesses and products, are forward-looking statements. Actual results could differ from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
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•	economic conditions in the U.S. and abroad and their effect on capital spending in the Company’s principal markets;

•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our quarterly results;

•	successful completion of technological development programs by the Company and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;

•	the ability of the Company to obtain patent licenses, with satisfactory license rights and royalty rates, from owners of RFID-related patents that the Company concludes are valid and would otherwise be infringed by Company products;

•	U.S. defense budget pressures on near-term spending priorities;

•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

•	volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and the cost structure of the Company’s non-U.S. operations, as well as the potential for realizing foreign exchange gains and losses associated with non-U.S. assets or liabilities held by the Company;

•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

•	changes in the Company’s consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings;

•	successful transition of products from development stages to an efficient manufacturing environment;

•	changes in the rates at which our products are returned for repair or replacement under warranty;

•	customer response to new products and services, and general conditions in our target markets (such as logistics, PCS/cellular telephony and space-based communications);

•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;

•	the availability of financing for satellite data communications systems and for expansion of terrestrial PCS/cellular phone systems;
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•	the extent to which terrestrial systems reduce market opportunities for space-based broadband communications systems by providing extensive broadband Internet access on a dependable and economical basis;

•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

•	the demand growth for various mobile and high-speed data communications services, and the possible effect of public health concerns about alleged health risks of radio frequency emissions;

•	the Company’s ability to attract and retain qualified personnel, particularly those with key technical skills;

•	the ability to negotiate successfully with potential acquisition candidates, finance acquisitions, or effectively integrate the acquired businesses, products or technologies into our existing businesses and products;

•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which the Company must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule;

•	the effects of consolidation in the telecommunications service provider industry, including effects on the numbers of suppliers used by the Company’s customers, the overall demand by such customers for our products, and the possibility that such customers may demand greater price concessions; and

•	uncertainties associated with U.S. export controls and the export license process, which restrict the Company’s ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce the Company’s ability to obtain sales from foreign customers or to perform contracts with the desired level of efficiency or profitability.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in the Company’s prospectus dated February 9, 2006 and filed with the Securities and Exchange Commission on February 10, 2006.
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EMS Technologies, Inc.
Consolidated Statements of Operations
(In millions, except per-share data)

	Quarter Ended		Twelve Months Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2005	2004	2005	2004
Net sales	$83.9	66.8	310.0	246.5
Cost of sales	56.4	43.4	209.8	159.6
Selling, general and administrative expenses	18.2	15.3	66.6	58.9
Research and development expenses	4.2	3.7	15.9	16.5

Operating income	5.1	4.4	17.7	11.5
Non-operating income	0.1	(0.2)	0.6	1.1
Foreign exchange loss	0.1	—	(0.2)	(0.2)
Interest expense	(1.0)	(0.7)	(4.0)	(2.3)

Earnings before income taxes	4.3	3.5	14.1	10.1
Income tax expense	1.4	1.0	4.7	2.8

Earnings from continuing operations	2.9	2.5	9.4	7.3
Loss from discontinued operations	(6.7)	(2.6)	(20.2)	(7.1)

Net earnings (loss)	$(3.8)	(0.1)	(10.8)	0.2

Net earnings (loss) per share:
Basic — from continuing operations	$0.26	0.22	0.84	0.66
Basic — from discontinued operations	(0.60)	(0.23)	(1.81)	(0.64)

Basic earnings (loss) per share	$(0.34)	(0.01)	(0.97)	0.02

Diluted — from continuing operations	$0.26	0.22	0.84	0.65
Diluted — from discontinued operations	(0.60)	(0.23)	(1.80)	(0.63)

Diluted earnings (loss) per share	$(0.34)	(0.01)	(0.96)	0.02

Weighted average number of shares:
Common	11.2	11.1	11.2	11.1
Common and dilutive common equivalent	11.2	11.2	11.2	11.2
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EMS Technologies, Inc.
Consolidated Balance Sheets
(In millions)

	Dec 31	Dec 31
	2005	2004
Cash	$15.6	19.3

Receivables billed	70.9	56.0
Unbilled receivables under long-term contracts	25.1	21.2
Customer advanced payments	(3.0)	(1.9)

Trade accounts receivable	93.0	75.3

Inventories	34.7	33.4
Other current assets	1.6	1.4
Assets held for sale	9.1	64.7

Current assets	154.0	194.1

Net property, plant and equipment	34.3	31.5
Goodwill	13.5	13.5
Other assets	21.1	16.0

	$222.9	255.1

Bank debt and current installments, long-term debt	$3.6	3.5
Accounts payable	34.1	23.8
Other liabilities	25.3	19.7
Liabilities related to assets held for sale	2.0	24.1

Current liabilities	65.0	71.1
Long-term debt	39.8	58.0
Other liabilities	3.8	—
Stockholders’ equity	114.3	126.0

	$222.9	255.1

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EMS Technologies, Inc.
Segment Data
(In millions)

	Quarters Ended		Twelve Months Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2005	2004	2005	2004
Net sales
Defense & Space Systems	$13.4	12.9	51.4	49.8
LXE	34.0	31.6	123.1	111.6
SATCOM	15.0	11.1	51.4	39.7
EMS Wireless	21.5	10.9	84.1	45.4
Other	—	0.3	—	—

Total	$83.9	66.8	310.0	246.5

Operating income (loss)
Defense & Space Systems	$0.7	1.0	3.2	2.6
LXE	2.8	2.6	7.5	7.3
SATCOM	0.8	0.4	3.5	1.7
EMS Wireless	1.3	(0.1)	4.3	(0.7)
Other	(0.5)	0.5	(0.8)	0.6

Total	$5.1	4.4	17.7	11.5

Earnings (loss) from continuing operations
Defense & Space Systems	$0.4	0.6	1.7	1.3
LXE	1.7	1.6	4.5	4.3
SATCOM	1.2	0.5	3.5	1.8
EMS Wireless	0.7	(0.1)	2.3	(0.8)
Other	(1.1)	(0.1)	(2.6)	0.7

Total	$2.9	2.5	9.4	7.3

For further information please contact:	Don T. Scartz Chief Financial Officer 770-729-6510

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